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                           PAIRGAIN TECHNOLOGIES, INC.

                       EXHIBIT 21.1--LIST OF SUBSIDIARIES

                                                            STATE OR JURISDICTION
       NAME OF LEGAL ENTITY                                   OF INCORPORATION
----------------------------------------                    ---------------------
PairGain Services Group, Inc.                               Delaware
PairGain Canada Holding Ltd.                                Canada
PairGain Canada, Inc.                                       Canada
PairGain International Sales Corp.                          U. S. Virgin Islands
PairGain Technologies AG                                    Switzerland
PairGain Wallingford Design Center, Inc.                    Delaware
PairGain do Brasil Ltda.                                    Brazil

All are wholly-owned subsidiaries of PairGain Technologies, Inc.